Exhibit 10

April 12, 2023

Searchlight Capital Partners, L.P.

745 Fifth Avenue, 27th Floor

New York, NY 10151

British Columbia Investment Management Corporation

750 Pandora Avenue

Victoria, BC V8W 0E4 Canada

Board of Directors

Consolidated Communications Holdings, Inc. 2116 South 17th Street

Mattoon, Illinois 61938

Re: Proposal

Dear Members of the Board of Directors:

Searchlight Capital Partners, L.P., on behalf of its affiliated investment funds (collectively, “Searchlight”), and British Columbia Investment Management Corporation (“BCI” and together with Searchlight, “we” or “our”), are pleased to submit this non-binding proposal to acquire all of the outstanding shares of common stock (the “Common Stock”) of Consolidated Communications Holdings, Inc. (the “Company”) not already owned by Searchlight or BCI for cash consideration of $4.00 per share (our “Proposal”).

We believe that our Proposal offers the Company’s shareholders a highly attractive opportunity to de-risk their investment by obtaining immediate liquidity and certainty of value at a significant premium to the current share price and recent trading levels. Specifically, $4.00 per share represents a premium of 52% to the 30-trading day volume weighted average price through April 12, 2023. If we were to acquire the Company, our plan would be to invest incremental capital into the Company to complete the fiber build- out and fully fund the plan through the Company turning free-cash-flow positive, which we believe would be the best outcome for all of the Company’s stakeholders.

It is our expectation that a fully empowered special committee composed of independent and disinterested directors appointed by the Company’s Board of Directors will consider our Proposal and make a recommendation to the Company’s Board of Directors. We will not move forward with our Proposal unless it is recommended to the Company’s Board of Directors by such special committee, advised by independent legal and financial advisors. In addition, we are prepared to commit that any potential transaction would be subject to (among other things) a non-waivable condition requiring the approval of the holders of a majority of the shares of Common Stock that are not owned by Searchlight or BCI.

We wish to emphasize that, in our capacity as a stockholder of the Company, we are only interested in acquiring the shares of the Company we do not currently own, and accordingly we have no interest in a sale of our holdings in the Company or in participating in an alternative change of control transaction involving the Company. In our capacity as a stockholder of the Company, we would not vote in favor of any alternative sale, merger or similar transaction involving the Company.

Our Proposal is a non-binding expression of interest only, does not constitute an offer subject to binding acceptance, constitutes only a statement of the intentions of the parties hereto and does not contain all matters upon which an agreement must be reached for our Proposal to be consummated. We reserve the right to withdraw or modify our Proposal at any time. No legal obligation with respect to our Proposal or any other matter will arise unless and until we have executed definitive transaction documentation with the Company. Searchlight intends to promptly file an amended Schedule 13D reflecting the submission of this Proposal.

Our Proposal is subject to the negotiation and execution of mutually acceptable definitive agreements as well as the completion of limited due diligence, which we are confident can be efficiently completed given Searchlight’s existing stake in and history with the Company. We will be prepared to provide all of the equity financing required to consummate our Proposal and do not require any debt financing. As such, we can move as quickly as desired by the special committee.

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We look forward to working with the special committee and its advisors in completing this transaction expeditiously. We are available to offer any clarification with respect to the above.

Very truly yours,

Searchlight Capital Partners, L.P.	British Columbia Investment
By: Searchlight Capital Partners, LLC,	Management Corporation
its general partner

/s/ Tim Austin	/s/ Mark Johnston
Tim Austin, Partner	Mark Johnston, Managing Director